EXHIBIT 19.1

HILLMAN SOLUTIONS CORP.
INSIDER TRADING POLICY
(Last revised April 24, 2025)

Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Hillman Solutions Corp. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may engage in transactions in securities on the basis of that information.
Persons Subject to the Policy
This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to certain family members, members of a person’s household and entities controlled or influenced by a person covered by this Policy, as described below.
Persons Subject to “Quarterly Trading Restrictions”
The persons who are subject to “Quarterly Trading Restrictions” discussed later in this Policy include all officers of the Company and its subsidiaries, all employees of the Company at the level of Vice President and Director of the Company, all members of the Company’s Board of Directors, all personnel in the finance, accounting, legal, compliance, IT, human resources, communications and investor relations departments of the Company, senior members of sales and account management, all personnel in the office of the Chief Financial Officer, and any additional persons that the Compliance Officer, who is currently the General Counsel, may designate (“Covered Persons”).
Persons Subject to “Pre-Clearance Procedures”
Officers and directors of the Company who are required to file Section 16 reports (Forms 3, 4 and 5) with the Securities and Exchange Commission (the “SEC” and such persons, “Section 16 Persons”) are also subject to “Pre-Clearance Procedures” discussed later in this Policy.
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock and convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. This Policy also expressly applies to gifts and to purchases, sales).

Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
Administration of the Policy
The Compliance Officer shall be responsible for the administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
Statement of Policy
It is the policy of the Company that no director, officer or other employee of the Company or any of its subsidiaries (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
•Engage in transactions in Company Securities, except as otherwise specified in this Policy;
•Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer or other employee of the Company or any of its subsidiaries (or any other person designated as subject to this Policy) who, in the course of working for the Company or any of its subsidiaries, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, (2) in which the Company has significant investments, or (3) that is involved in a potential transaction or business relationship with Company may engage in transactions in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that might be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture or licensing agreement;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in the Company’s pricing or cost structure;
•Major marketing changes;
•A change in senior management;
•Notification that the auditor’s reports may no longer be relied upon;
•Release of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Significant regulatory developments;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•The effects of any natural disaster, terrorist event or other catastrophic event on the Company’s business, including any epidemic or pandemic;
•A significant cybersecurity event, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and

•The imposition of a ban on trading in Company Securities or the securities of another company or the extension or termination of such restriction.
When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to employees of the Company or its subsidiaries, or if it is only available to a select group of third parties.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after two full trading days have passed following the release of the information. If, for example, the Company were to make an announcement on a Tuesday morning before the stock market opened, you should not engage in transactions in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
Transactions by Family Members and Others
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they engage in transactions in Company Securities (collectively referred to as “Covered Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they engage in transactions in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Covered Family Members where the decision to engage in transactions in Company Securities is made by a third party not controlled by, influenced by or related to you or your Covered Family Members.
Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Transactions Under Company Plans
Stock Option Exercises. This Policy applies to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This Policy does not apply, however, to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. In other words, a stock option exercise in which an employee satisfies the exercise price with cash from his or her personal accounts could occur in a “Blackout Period”, but the sale of the stock acquired from exercising the option, including to pay for the exercise price, could only be accomplished during an “open window”.
Restricted Stock and RSU Awards. The Policy applies to any market sale of restricted stock and to the sale of shares received upon the vesting of restricted stock units. This Policy does not apply, however, to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units.
Company Shares Acquired Through ESPP. This Policy applies to purchases, sales and other transactions in shares of the Company’s common stock received through the employee stock purchase plan (“ESPP”).
Certain Transactions Not Subject to this Policy
Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Section 16 Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee of the Company or any of its subsidiaries to continue to own Company Securities or equity securities of any subsidiaries of the Company obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee of the Company or any of its subsidiaries may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions involving Company Securities or equity securities of any subsidiaries of the Company.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to engage in transactions in Company Securities, directors, officers and other employees of the Company and its subsidiaries are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration (within a single trading day) and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
Blackout Periods, Pre-Clearance Requirements, and Other Procedures.
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Quarterly Trading Restrictions. Covered Persons, as well as their Covered Family Members and Controlled Entities, are subject to the quarterly trading restrictions discussed below. Covered Persons, as well as their Covered Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning two weeks prior to the end of each fiscal quarter and ending after the second full trading day following the public release of the Company’s earnings results for that quarter.
Under certain very limited circumstances, a person subject to this restriction may be permitted to engage in transactions during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to engage in transactions during a Blackout Period are required to contact the Compliance Officer for approval. If the Compliance Officer wishes to engage in transactions during a Blackout Period, the Compliance Officer is required to contact the Company’s outside legal counsel.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Company Securities. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions due to an event-specific restriction, you should not engage in transactions while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Certain Transactions Not Subject to this Policy.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
Pre-Clearance Procedures. Only Section 16 Persons, as well as their Covered Family Members and Controlled Entities, are subject to the pre-clearance procedures discussed below. However, all Company personnel are required to notify, and obtain pre-approval from, the Compliance Officer prior to entering into, modifying or terminating a Rule 10b5-1 Plan (as defined below) (providing a copy of such plan and any supporting documentation). Section 16 Persons, as well as the Covered Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the Compliance Officer seeks pre-clearance of any transactions in Company Securities, the Chief Financial Officer shall review and approve such requests. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 if they are a Section 16 Person. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. A Form 144 is generally only required to be filed by a director or executive officer selling Company Securities.
Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5‑1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer (or, if the Compliance Officer desires to enter into a Rule 10b5-1 Plan, the Company’s Chief Financial Officer) and meet the requirements of Rule 10b5-1.
In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information, and the person who enters into such Rule 10b5-1 Plan must act in good faith with respect to such plan. Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price(s) at which they are to be traded or the date(s) of the trade(s). The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval prior to entering into the Rule 10b5-1 Plan and any subsequent modification or termination of such Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
After a Rule 10b5-1 Plan is approved, you must wait for a cooling-off period before the first trade is made under the plan, the length of which will be determined by the Compliance Officer, in accordance with the SEC’s rules and with the input and assistance of the Company’s outside legal counsel. Pursuant to the SEC’s rules, a Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, ends on the later of (i) 90 days after the adoption of the Rule 10b5-1 plan; or (ii) two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan).
Only one Rule 10b5-1 Plan should be in effect at any one time. Any Rule 10b5-1 Plans that would call for execution of a single trade are limited to one such plan in a consecutive 12-month period. Any modification of a Rule 10b5-1 Plan is the equivalent of entering into a new trading plan and cancelling the old trading plan. Company personnel seeking to establish, modify or cancel a Rule 10b5-1 Plan must contact the Compliance Officer.
Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company or any of its subsidiaries. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. In addition, after termination of service to the Company or any of its subsidiaries, Section 16 Persons remain subject to Section 16 “short swing” profit-disgorgement rules for up to six months after termination and are required to file Forms 4 to report any non-exempt transactions in Company Securities (i.e., purchases and sales) occurring within six months after an “opposite-way” non-exempt transaction that occurred while they were still serving at the Company or any of its subsidiaries.
Consequences of Violations
Engaging in transactions in securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in Company Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

ACKNOWLEDGEMENT

The undersigned hereby acknowledges that the undersigned has read and understands, and agrees to comply with, the Insider Trading Policy of Hillman Solutions Corp.

By:
Name Printed:
Date:___________________________________